Exhibit 99.1

News Release

C. Gregory Harper Appointed to Board of Enbridge Energy Management, L.L.C.

HOUSTON – Jan. 13, 2014 – Enbridge Energy Management, L.L.C. (EEM) (NYSE: EEQ) today announced the appointment of C. Gregory (Greg) Harper to the boards of directors of EEM and Enbridge Energy Company, Inc. (EECI), the general partner of Enbridge Energy Partners, L.P. (the Partnership) (NYSE: EEP). Mr. Harper’s appointments are effective Jan. 30, 2014.

EEM, as the delegate of EECI, manages the business and affairs of the Partnership, which owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Mark A. Maki, who has led the gas business of Enbridge Inc. (Enbridge) (TSX: ENB) (NYSE: ENB) in an interim capacity, will remain president and principal executive officer of EEM and a director on the boards of EECI, EEM and certain subsidiaries of the Partnership.

Also effective Jan. 30, Mr. Harper will become president, Gas Pipelines and Processing, for parent company Enbridge, a member of Enbridge’s Executive Leadership team and will report to Al Monaco, president and chief executive officer of Enbridge. Also effective on Jan. 30, Mr. Harper will become a director of Midcoast Holdings, L.L.C. (MH), the general partner of Midcoast Energy Partners, L.P. (MEP) (NYSE: MEP). He will become principal executive officer of MH on Feb. 28, 2014.

Mr. Harper joins Enbridge from Southwestern Energy, where he held the position of senior vice president, Midstream. He previously held senior leadership roles with Centerpoint Energy, Spectra Energy Partners, LP and Duke Energy. In 2013, he served as Chairman of the Board of the Interstate Natural Gas Association of America (INGAA). He is actively involved in community service, including educational, industry, professional, and arts organizations. Mr. Harper holds a B.Sc. in Mechanical Engineering from the University of Kentucky and an MBA from the University of Houston.

About Enbridge Energy Management, L.L.C.

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Energy Partners, L.P. (the Partnership) (NYSE: EEP), and its sole asset is an approximate 19 percent limited partner interest in the Partnership. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE: ENB) (TSX: ENB) is the general partner of the Partnership, and holds an approximate 21 percent interest in the Partnership together with all of the outstanding preferred interests in the Partnership.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 15 percent of total U.S. oil imports, while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. The Partnership is recognized by Forbes as one of the 100 Most Trustworthy Companies in America. Midcoast Energy Partners, L.P. (NYSE: MEP), is a limited partnership formed by the Partnership to serve as its primary vehicle for owning and growing its natural gas and natural gas liquids (NGLs) midstream business in the U.S.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond our or the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of the Partnership or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; and (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to ours and the Partnership’s filings with the U.S. Securities and Exchange Commission (SEC), including ours and their Annual Report on Form 10-K for the most recently completed fiscal year and subsequently filed Quarterly Reports on Form 10-Q for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov).

FOR FURTHER INFORMATION PLEASE CONTACT:

Terri Larson, APR Media (877) 496-8142 usmedia@enbridge.com	Sanjay Lad Investment Community (866) EEP INFO or (866) 337-4636 eep@enbridge.com

###